EXHIBIT 11


                          NORTHWEST NATURAL GAS COMPANY
                 Statement re: Computation of Per Share Earnings
                      (Thousands, except per share amounts)
                                   (Unaudited)

                                            Three Months Ended    Six Months Ended
                                                 June 30,            June 30,
                                           -------------------- ---------------------
                                             2000       1999      2000        1999
                                           --------- ---------- ---------- ----------
Earnings Applicable to Common Stock        $  1,841  $  10,151  $  32,881  $  33,557
  Debenture Interest Less Taxes                 100        106        201        212
                                           --------- ---------- ---------- ----------
Net Income Available for Diluted Common
  Stock                                    $  1,941  $  10,257  $  33,082  $  33,769
                                           ========= ========== ========== ==========
Average Common Shares Outstanding            25,195     24,946     25,162     24,915

  Stock Options                                   9         16          3         17
  Convertible Debentures                        456        483        456        483
                                           --------- ---------- ---------- ----------
Diluted Common Shares                        25,660     25,445     25,621     25,415
                                           ========= ========== ========== ==========
Diluted Earnings per Share of Common Stock $   0.07  $    0.40  $    1.29  $    1.33
                                           ========= ========== ========== ==========